EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Magnum d’Or Resources, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 6, 2009 relating to the consolidated financial statements of Magnum d’Or Resources, Inc. as of September 30, 2008 and for the year then ended, which appear in the Magnum d’Or Resources, Inc. Annual Report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission on February 12, 2009.

/s/ Weinberg & Co., P.A.

Weinberg & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
June 29, 2009